                                                                 EXHIBIT m(1)(b)

                                 AMENDMENT NO. 1
                                       TO
                                DISTRIBUTION PLAN
                                       OF
                                AIM SERIES TRUST
                       (CLASS A SHARES AND CLASS C SHARES)

         The Distribution Plan (the "Plan"), dated as of May 29,1998, pursuant to Rule 12b-1, of AIM Series Trust, a Delaware business trust, is hereby amended as follows:

         Schedule A of the Plan is hereby deleted in its entirety and replaced with the following:

                                   "SCHEDULE A
                                       TO
                                DISTRIBUTION PLAN
                                       OF
                                AIM SERIES TRUST


                               (DISTRIBUTION FEE)


         The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio (or Class thereof) designated below, a Distribution Fee* determined by applying the annual rate set forth below as to each Portfolio (or Class thereof) to the average daily net assets of the Portfolio (or Class thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio.

                                       MAXIMUM
                                     ASSET-BASED         MAXIMUM            MAXIMUM
PORTFOLIO (CLASS A SHARES)          SALES CHARGE       SERVICE FEE       AGGREGATE FEE
--------------------------          ------------       -----------       -------------
AIM Global Trends Fund                 0.25%             0.25%                0.50%

                                      MAXIMUM
                                     ASSET-BASED         MAXIMUM            MAXIMUM
PORTFOLIO (CLASS C SHARES)          SALES CHARGE       SERVICE FEE       AGGREGATE FEE
--------------------------          ------------       -----------       -------------
AIM Global Trends Fund                 0.75%             0.25%                1.00%

         The Distributor will waive part or all of its Distribution Fee as to a Portfolio (or Class thereof) to the extent that the ordinary business expenses of the Portfolio exceed the expense limitation as to the Portfolio (if any) as contained in the Master Investment Advisory Agreement between the Company and A I M Advisors, Inc.

----------

* The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Portfolio (or Class thereof)."

          All other terms and provisions of the Plan not amended herein shall remain in full force and effect.



Dated: September 8, 1998

                                            AIM SERIES TRUST
                                            (On behalf of its Class A Shares and
                                            Class C Shares)


Attest: /s/ OFELIA M. MAYO                  By: /s/ ROBERT H. GRAHAM
        ------------------------------          --------------------------------
          Assistant Secretary                   Robert H. Graham
                                                President

(SEAL)